 Exhibit 99.1

Socket Mobile reports results for the quarter and six months ended June 30, 2018

NEWARK, Calif., – July 26, 2018 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for the three and six months ended June 30, 2018.

Revenue for the second quarter of 2018 was $4.2 million, a decrease of 28 percent over revenue of $5.8 million for the same quarter a year ago and an increase of five percent sequentially from revenue of $4.0 million in the immediately preceding quarter. Revenue for the six months ended June 30, 2018 was $8.2 million, a decrease of 28 percent compared to revenue of $11.4 million for the same period a year ago. Revenue in 2017 included shipments of large cordless barcode scanner orders to two customers of $0.7 million and $1.9 million for the three and six month periods ended June 30, 2017, respectively, whereas shipments in the first half of 2018 were primarily fulfilling smaller unit orders.

Net loss for the second quarter of 2018 was $138,000 or $0.02 per share, compared to net income for the second quarter of 2017 of $490,000 or $0.07 per fully diluted share. Net loss for the six months ended June 30, 2018 was $363,000, or $0.06 per share, compared to net income of $876,000 or $0.12 per fully diluted share for the same period in 2017.

Gross margins on revenue for the three and six month periods ended June 30, 2018 were 50.9 percent and 51.3 percent of revenue, respectively, compared to 53.6 percent and 52.7 percent, respectively, for the corresponding periods in 2017. The lower margins in 2018 reflect absorption of fixed manufacturing costs over a smaller number of units sold.

Operating expenses for the second quarter of 2018 were $2.3 million compared to operating expenses in the second quarter of 2017 of $2.2 million. Operating expenses for the six months ended June 30, 2018 were $4.6 million, an increase of four percent compared to operating expenses of $4.4 million for the same period a year ago.

The Company’s balance sheet at June 30, 2018 included cash of $1.3 million following the pay down of a bank term loan to $1.0 million and pay down of total borrowings, consisting of the term loan and a revolving line of credit, to $2.5 million.

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Kevin Mills, president and chief executive officer, commented, “We commenced shipping our new SocketScan line of standard cordless barcode scanners in late April 2018. Our SocketScan products improve the user experience with new features including status lights, extended battery life, field upgradable batteries, and a new easy to use charging station. Our many application partners and resellers are evaluating the new products and on completion, are expected to update their web pages and recommend their use, allowing us to complete the transition. Our feedback from these many evaluations has been very positive.

“For our registered developers, we’ve improved our software developer kit with our Capture SDK. The SDK includes developer tools such as Xamarin used by many in the corporate application developer community. We expect to experience growth in our application developer base as we are now able to support this community. New applications are a key driver of future revenue growth.

“VDC Research last fall recognized our worldwide leadership position in companion barcode scanning for mobile applications running on smart phones and tablets. Our new hardware products and developer tools will enable us to maintain this leadership position”, Mills concluded.

Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 from within the U.S. Passcode is 8089174. From international locations, obtain the local dial-in number through your web browser at

https://www.conferenceplus.com/AlternateNumbers/alternatenumbers.aspx?100812&t=A&o=UzzVJkRHGcPDKr. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted on the Company’s website within a few days of the call.

About Socket Mobile

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding mobile computer and data collection products, including details on the timing, distribution and market acceptance of new products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Dave Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

Socket, SocketScan and DuraScan are registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2018, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenue	$4,192	$5,806	$8,173	$11,428
Cost of revenue	2,060	2,696	3,977	5,405
Gross margin	2,132	3,110	4,196	6,023
Gross margin percent	50.9%	53.6%	51.3%	52.7%
Research & development	917	859	1,864	1,656
Sales & marketing	734	742	1,471	1,501
General & administrative	625	601	1,290	1,290
Total operating expenses	2,276	2,202	4,625	4,447
Operating income (loss)	(144)	908	(429)	1,576
Interest income (expense), net	(48)	(31)	(68)	(60)
Income tax (expense) benefit	54	(387)	134	(640)
Net income (loss)	$(138)	$490	$(363)	$876
Earnings (loss) per share:
Basic	$(0.02)	$0.08	$(0.06)	$0.15
Fully diluted	$(0.02)	$0.07	$(0.06)	$0.12
Weighted average shares outstanding: Basic Fully diluted	5,880 5,880	5,965 7,786	6,310 6,310	5,939 7,765

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2018 (Unaudited)	December 31, 2017*
Cash	$1,296	$3,380
Accounts receivable, net	2,309	2,687
Inventories, net	2,213	2,198
Deferred cost on shipments to distributors	181	204
Other current assets	298	386
Deferred tax assets	5,771	5,637
Property and equipment, net	749	663
Goodwill	4,427	4,427
Other assets	257	272
Total assets	$17,501	$19,854
Accounts payable and accrued liabilities	$1,807	$1,743
Bank revolving line of credit	1,535	—
Bank term loan	1,000	—
Deferred revenue on shipments to distributors	441	493
Deferred service revenue	60	61
Other liabilities	302	327
Total liabilities	5,145	2,624
Common stock and additional paid-in capital	60,273	64,784
Accumulated deficit	(47,917)	(47,554)
Total stockholders’ equity	12,356	17,230
Total liabilities and equity	$17,501	$19,854

*Derived from audited financial statements.

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